EHXIBIT 99.1

Press Release New York

SOTHEBY’S ANNOUNCES FINAL RESULTS OF DEBT TENDER OFFER

December 21, 2010, New York – Sotheby’s (NYSE: BID) today announced the expiration, as of 11:59 p.m., New York City time, on December 20, 2010 (the “Expiration Date”), of its previously announced modified “Dutch auction” tender offer (the “Tender Offer”) for up to $50,000,000 of its outstanding 7.75% Senior Notes due 2015 (the “Notes”). The Tender Offer was made pursuant to Sotheby’s Offer to Purchase for Cash, dated November 22, 2010, and the accompanying Letter of Transmittal (together, the “Offer Documents”). Capitalized terms used herein but not otherwise defined shall have the meaning ascribed to such terms in the Offer Documents.

An aggregate principal amount of $48,279,000 Notes were validly tendered (and not validly withdrawn) on or before the Expiration Date. Sotheby’s will accept for purchase all Notes validly tendered (and not validly withdrawn). The principal amount of Notes being accepted for purchase represents 37.64% of the principal amount of Notes outstanding.

Holders of Notes validly tendered (and not validly withdrawn) on or before 5:00 p.m., New York City time, on December 6, 2010 (the “Early Tender Date”) will receive the Total Consideration for their Notes of $1,100 per $1,000 principal amount of Notes. Holders of Notes validly tendered (and not validly withdrawn) after the Early Tender Date, but prior to the Expiration Date, will receive the Total Consideration for such Notes, less an early participation amount of $30 per $1,000 principal amount of Notes. In addition, Sotheby’s will pay accrued and unpaid interest on the Notes accepted for purchase, up to, but excluding the date of payment of the applicable consideration.

Sotheby’s expects to make payment for Notes tendered and accepted for purchase today. Any Notes tendered but not accepted for purchase will be returned to Holders.

Goldman, Sachs & Co. served as Dealer Manager in connection with the Tender Offer. Global Bondholder Services Corporation served as Depositary and Information Agent in connection with the Tender Offer.

This press release is for informational purposes only and does not constitute an offer to purchase, the solicitation of an offer to purchase or a solicitation of tenders. The information in this press release is subject in all respects to the terms and conditions set forth in the Offer Documents. The Tender Offer was not made in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. No recommendation was made as to whether or not Holders of Notes should tender their Notes pursuant to the Tender Offer. The Tender Offer was made solely pursuant to the Offer Documents, which more fully set forth and governed the terms and conditions of the Tender Offer.

About Sotheby’s

Sotheby’s is a global company that engages in art auction, private sales and art-related financing activities. Sotheby’s operates in 40 countries, with principal salesrooms located in New York, London, Hong Kong and Paris. Sotheby’s also regularly conducts auctions in six other salesrooms around the world. Sotheby’s is listed on the New York Stock Exchange under the symbol “BID”.

Forward-looking Statements

This release contains certain “forward-looking statements” (as such term is defined under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) relating to future events of Sotheby’s. Such statements are only predictions and involve risks and uncertainties, resulting in the possibility that the actual events or performances will differ materially from such predictions.